Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports
Financial Results for the First Quarter of 2007

CAMBRIDGE, MA — May 8, 2007 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today reported its financial results for the quarter ended March 31, 2007.

For the first quarter of 2007, the Company reported a net loss of $17.0 million, compared with a net loss of $11.3 million for the same period last year.  At March 31, 2007, the Company had cash, cash equivalents, and marketable securities of $176.7 million, compared with $191.3 million at December 31, 2006.

“During the first quarter, we got off to a strong start in advancing toward our goals for the year,” said Craig A. Wheeler, President and Chief Executive Officer of Momenta.  “We have been active in furthering our efforts to achieve marketing approval of M-Enoxaparin, driving the progress in the development plan of M356, and advancing the clinical progress of M118.”

“Additionally, the U.S. District Court ruling that the Lovenox® patent is unenforceable as a result of inequitable conduct is a positive step forward for our M-Enoxaparin program.  Pending the outcome of the appeal, this court decision could eliminate a major hurdle for us to achieve success for M-Enoxaparin,” continued Mr. Wheeler.

Revenue for the first quarter of 2007 was $2.2 million, compared to $2.5 million for the same period last year.  The decrease in revenue was a result of decreased reimbursable development expenditures in the M-Enoxaparing program.  Under the 2003 Collaboration, Sandoz bears the cost of commercial activities.  As the Company prepares for the potential commercial launch of M-Enoxaparin in the U.S., development activities are decreasing as commercial activities are increasing.

Research and development expenses for the first quarter of 2007 were $13.8 million, compared to $9.4 million for the same period last year.  The increase in research and development expenses was primarily due to increased manufacturing and third-party research costs, primarily relating to our M356 and glycoproteins programs, and increased headcount-related expenses, including an increase in stock-based compensation, and increased lab and facilities costs.

General and administrative expenses for the first quarter of 2007 totaled $7.7 million, compared with $6.0 million for the same period last year.  The increase in general and administrative expenses in both periods was primarily due to increased headcount-related expenses, including an increase in stock-based compensation.

Conference Call Information

Management will host a conference call on Tuesday, May 8, 2007 at 10:00 am EDT to discuss these results and provide an update on the Company. To access the call, please dial 866-543-6407 (domestic) or 617-213-8898 (international) prior to the scheduled conference call time and provide the access code 20901136. A replay of the call will be available approximately two hours after the call and will be accessible through May 15, 2007. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and provide the access code 63989756.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through June 8, 2007.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs. Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs. The Company’s most advanced product candidate, M-Enoxaparin, is designed to be a technology-enabled generic version of Lovenox®. Momenta’s first novel drug candidate is M118, a rationally engineered anticoagulant specifically designed for acute coronary syndromes. Through its discovery program, the Company is seeking to discover and develop novel therapeutics by applying its technology to better understand sugars’ functions in biological processes, with an initial focus in oncology. Momenta was founded in 2001 based on technology initially developed at Massachusetts Institute of Technology and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue, expenses and other results of operations, including the first quarter ended March 31, 2007, regulatory filings, current and future development efforts, commercialization efforts, collaborations, product pipeline and goals for 2007, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  Momenta is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.
Unaudited Condensed Balance Sheets
(in thousands)

	March 31, 2007	December 31, 2006
Assets
Cash and marketable securities	$176,736	$191,265
Restricted cash	4,685	4,685
Other assets	18,755	20,435
Total assets	$200,176	$216,385

Liabilities and Stockholders’ Equity
Current liabilities	$10,162	$12,762
Other liabilities	20,520	21,032
Stockholders’ equity	169,494	182,591
Total liabilities and stockholders’ equity	$200,176	$216,385

MOMENTA PHARMACEUTICALS, INC.
Unaudited Condensed Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006

Collaboration revenue	$2,242	$2,506
Operating expenses:
Research and development*	13,772	9,445
General and administrative*	7,703	5,967
Total operating expenses	21,475	15,412
Loss from operations	(19,233)	(12,906)
Other income, net	2,270	1,575
Net loss	$(16,963)	$(11,331)
Basic and diluted net loss per share	$(0.48)	$(0.37)
Shares used in computing basic and diluted net loss per share	35,584	30,444

*                    Includes stock-based compensation of the following:

Research and development	$1,256	$762
General and administrative	$2,259	$1,649

Contact:
Michael A. Lawless
Momenta Pharmaceuticals, Inc.
617-395-5189